Exhibit 10.6

FIFTH AMENDMENT TO OFFICE LEASE

THIS FIFTH AMENDMENT TO OFFICE LEASE (this “Amendment”) is made and effective as of December 1, 2006 (the “Effective Date”) by and between MAGUIRE PROPERTIES-SAN DIEGO TECH CENTER, LLC, a Delaware limited liability company (“Landlord”), and KINTERA, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord is the owner of that certain improved real property located at 9605 Scranton Road Drive, San Diego, California (referred to herein alternatively as “Building 1” or the “Building”). Building 1 is a part of that certain project, with all common areas and appurtenant parking facilities, commonly known as the “San Diego Tech Center” (the “Project”).

B. San Diego Tech Center, LLC, a Delaware limited liability company (“SDTC”), predecessor-in-interest to Calwest (defined below), as landlord, and Tenant, as tenant, entered into that certain Office Building Lease dated as of August 7, 2000 (the “Original Lease”), as amended by (i) that certain First Amendment to Lease dated November 1, 2000 (the “First Amendment”) by and between Calwest Industrial Properties, LLC (“Calwest”), successor-in-interest to SDTC and predecessor-in-interest to Landlord, as landlord, and Tenant, as tenant, (ii) that certain Second Amendment to Lease dated June 24, 2002 (the “Second Amendment”) by and between Calwest, as landlord, and Tenant, as tenant, (iii) that certain Third Amendment to Lease dated February 13, 2004 (the “Third Amendment”) by and between Calwest, as landlord, and Tenant, as tenant, and (iv) that certain Fourth Amendment to Lease dated April 1, 2005 (the “Fourth Amendment”) by and between Calwest, as landlord, and Tenant, as tenant. The Original Lease as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment are collectively referred to herein as the “Lease”.

C. Pursuant to the Lease, Tenant has certain rights to use and occupy (i) that certain premises consisting of all of the second (2nd) Floor of the Building consisting of approximately 20,543 rentable square feet (approximately 18,345 usable square feet) (the “Second Floor Premises”) as more particularly shown on Exhibit “A-1”, attached hereto, and (ii) that certain premises consisting of a portion of the sixth (6th) Floor of the Building commonly known as Suites 600 and 620 and consisting of approximately 9,769 rentable square feet (approximately 8,822 usable square feet) (the “Sixth Floor Premises”) (collectively, the “Existing Premises”), all as more particularly described in the Lease.

D. The Lease is scheduled to expire on February 28, 2007 (the “Scheduled Expiration Date”).

E. Landlord and Tenant hereby desire by this Amendment to (i) surrender to Landlord the Sixth Floor Premises on or before the Sixth Floor Premises Termination Date (defined in Section 1.1, below) and (ii) add to the Premises that certain space in the Building commonly known as Suite 310 consisting of approximately 7,350 rentable square feet (approximately 6,608 usable square feet) (the “Suite 310 Premises”) as more particularly shown on Exhibit “A-2”, attached hereto, (iii) extend the Term of the Lease, and (iv) further amend the Lease upon and subject to each of the terms, conditions, and provisions set forth herein.

F. All capitalized terms used herein without definition are defined as set forth in the Lease.

NOW, THEREFORE, in consideration of the Recitals set forth above, the agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Amendment.

    1.1 Termination of Tenant’s Lease of the Sixth Floor Premises. Tenant agrees that Tenant shall vacate and surrender the Sixth Floor Premises to Landlord in the condition required by Section 10.2 of the Original Lease on or before the Sixth Floor Premises Termination Date (defined below); provided, however, that notwithstanding the foregoing (and notwithstanding anything to the contrary contained in the Lease), (a) Tenant shall have no obligation to replace any walls that Tenant has previously removed from the Premises with the consent of Landlord and (b) Tenant shall have no obligation under this Section 1.1 (or under Section 10.2 of the Original Lease) to remove from the Sixth Floor Premises any Alterations (other than any Alterations which are of an extraordinary nature (such as fountains, raised computer flooring, fish tanks, etc.) which would likely be unusable by a subsequent office tenant of the Sixth Floor Premises). Notwithstanding anything to the contrary contained herein, in the event that Tenant does not vacate and surrender the Sixth Floor Premises to Landlord on or before the Sixth Floor Premises Termination Date, then such tenancy shall be deemed a “holdover tenancy” subject to the provisions of Section 30.10 of the Original Lease (as amended by Section 1.11 below), including, without limitation, the obligation of Tenant to pay to Landlord “holdover” Rent with respect to the Sixth Floor Premises. Following the Sixth Floor Premises Termination Date, neither Landlord nor Tenant shall have any further rights or obligations under the Lease with respect to the Sixth Floor Premises, other than any rights or obligations applicable to the Sixth Floor Premises which by their terms survive the expiration or earlier termination of the Lease (including, without limitation, Tenant’s obligations under Section 30.10 of the Original Lease and under this Section 1.1), and the Sixth Floor Premises shall be deleted from the “Premises” demised under the Lease. The “Sixth Floor Premises Termination Date” means the date that is ten (10) business days following the Substantial Completion Date (defined below).

1.2 Addition of Suite 310 Premises.

      (a) Commencing on the Suite 310 Premises Commencement Date (as defined below), the Suite 310 Premises shall be added to the Premises, and following the Suite 310 Premises Commencement Date, all references in the Lease to “Premises” shall include the Suite 310 Premises. The “ New Rent Commencement Date” means the date that is five (5) days (including a weekend) after the earlier to occur of (i) the Substantial Completion Date (defined below) or (ii) the Outside Start Date (defined below). The “Substantial Completion Date” means the date on which Substantial Completion of all of the Fifth Amendment Tenant Improvements (as defined in the Work Letter attached hereto as Exhibit “B” (the “Work Letter”)) occurs; provided, however, that if Landlord is delayed in achieving Substantial Completion of the Fifth Amendment Tenant Improvements by reason of any Tenant Delay (defined in the Work Letter), the Substantial Completion Date shall be deemed to occur on the date that Substantial Completion of the Fifth Amendment Tenant Improvements would have occurred had the Tenant Delay(s) not occurred. The “Outside Start Date” means October 1, 2007; provided, however, that the Outside Start Date shall be extended on a day for day basis for each day of Landlord Delay (defined in the Work Letter) that occurs. Any disputes between the parties as to the date upon which the Substantial Completion Date or the Outside Start Date would have occurred had Tenant Delay(s) or Landlord Delay(s), as applicable, not occurred shall be resolved by means of arbitration pursuant to Section 30.18 of the Lease.

      (b) The term of Tenant’s lease of the Suite 310 Premises (the “Suite 310 Premises Term”) shall commence on the New Rent Commencement Date and shall expire on the Extended Term Expiration Date

      (c) Following the New Rent Commencement Date, all references in the Lease to the “Premises” shall mean and refer to the Second Floor Premises and the Suite 310 Premises, collectively, and the “Premises” shall consist of a total of approximately 27,893 rentable square feet in the aggregate.

1.3 Extension of Term. Landlord and Tenant hereby agree to extend the Term of the Lease for an additional period (the “Extended Term”) commencing on March 1, 2007 (the “Extended Term Commencement Date”) and continuing through the last day of the calendar month in which the date that is sixty (60) months after the New Rent Commencement Date occurs (the “Extended Term Expiration Date”).

1.4 Rent.

      (a) Prior to Substantial Completion. During the portion of the Term commencing on the date (the “Execution Date”) on which Tenant shall deliver a copy of an executed counterpart of this Agreement to Landlord and continuing through and including the New Rent Commencement Date (including any portion of the Extended Term prior to the New Rent Commencement Date), Tenant shall continue to pay to Landlord Rent with respect to the Premises in the amounts required and in the manner required under the Lease (and Rent shall be payable during each month (or partial month) after the Scheduled Expiration date and prior to the New Rent Commencement Date at the same monthly rate that Rent is payable with respect to the month in which the Scheduled Expiration Date occurs (i.e., the Rent for February, 2007, which is set forth in the Lease)).

      (b) Second Floor Premises. Commencing on the New Rent Commencement Date and continuing through the Extended Term, the Rent payable with respect to the Second Floor Premises shall be as follows and shall be payable in accordance with and subject to the procedures set forth in Article 4 of the Original Lease:

Months	Rentable Area of Second Floor Premises (rsf)	Monthly Rent Rate ($/rsf/mo)		Monthly Rent ($/mo)	Annual Rent ($/yr)
1 – 12*	20,543	$2.40	**	$49,303.20	$591,638.40
13 – 24	20,543	$2.47		$50,782.30	$609,387.60
25 – 36	20,543	$2.55		$52,305.77	$627,669.24
37 – 48	20,543	$2.62		$53,874.94	$646,499.28
49 – 60	20,543	$2.70		$55,491.19	$665,894.28

* Month 1 commences on the New Rent Commencement Date. In the event that the New Rent Commencement Date shall occur on a day other than the first day of any calendar month, Months 1 – 12 shall include the partial calendar month during which the New Rent Commencement Date occurs together with the following twelve (12) full calendar months (such that, by way of example, if the New Rent Commencement Date were to occur on March 21, 2007, Months 1—12 would begin on March 21, 2007 and end on March 31, 2008, and thirteen (13) payments of Monthly Rent (one of which would be prorated) would be payable with respect to Months 1 – 12).

** Monthly Rents set forth above escalate at an annual rate of 3%. Monthly Rent Rates set forth above also escalate at an annual rate of 3% but have been rounded to the nearest cent.

      (c) Suite 310 Premises. Commencing on the New Rent Commencement Date and continuing through the Extended Term, the Rent payable with respect to the Suite 310 Premises shall be as follows and shall be payable in accordance with and subject to the procedures set forth in Article 4 of the Original Lease:

Months	Rentable Area of Suite 310 Premises (rsf)	Monthly Rent Rate ($/rsf/mo)		Monthly Rent ($/mo)	Annual Rent ($/yr)
1 – 12*	7,350	$2.40	**	$17,640.00	$211,680.00
13 – 24	7,350	$2.47		$18,169.20	$218,030.40
25 – 36	7,350	$2.55		$18,714.28	$224,571.36
37 – 48	7,350	$2.62		$19,275.71	$231,308.52
49 – 60	7,350	$2.70		$19,853.98	$238,247.76

* Month 1 commences on the New Rent Commencement Date. In the event that the New Rent Commencement Date shall occur on a day other than the first day of any calendar month, months 1 – 12 shall include the partial calendar month during which the New Rent Commencement Date occurs together with the following twelve (12) full calendar months (such that, by way of example, if the New Rent Commencement Date were to occur on March 21, 2007, Months 1 – 12 would begin on March 21, 2007 and end on March 31, 2008, and thirteen (13) payments of Monthly Rent (one of which would be prorated) would be payable with respect to Months 1 – 12).

** Monthly Rents set forth above escalate at an annual rate of 3%. Monthly Rent Rates set forth above also escalate at an annual rate of 3% but have been rounded to the nearest cent.

1.5 Additional Charges. During the Term (as extended by the Extended Term), Tenant shall continue to pay to Landlord as Additional Charges, Tenant’s Building Share of Excess Building Expenses and Tenant’s Project Share of Excess Project Expenses, all in accordance with the provisions of the Lease, as amended hereby.

      (a) Extended Term Base Year. Effective as of the Extended Term Commencement Date, the Base Year set forth in (i) Item 6(c) of the Basic Lease Terms of Original Lease shall be amended from “2001” to “the calendar year 2007 (ii) Section 5.1(i) of the Original Lease shall be amended from “the period from January 1, 2001 through December 31, 2001” to “the period from January 1, 2007 through December 31, 2007”, and (iii) Section 5.1(j) of the Original Lease shall be amended from “the period from January 1, 2002 through December 31, 2002” to “the period from January 1, 2008 through December 31, 2008”.

      (b) The parties hereto agree that, during the portion of the Term commencing on the Execution Date and continuing through and including the New Rent Commencement Date (including any portion of the Extended Term prior to New Rent Commencement Date), calculation of Tenant’s Building Share of Excess Building Expenses and Tenant’s Project Share of Excess Project Expenses shall be based on the Tenant’s Building Share and Tenant’s Project Share, respectively, as set forth in the Lease (prior to this Amendment), notwithstanding that Tenant may be occupying premises within the Building and Project that does not compute to Tenant’s Building Share or Tenant’s Project Share (as set forth in the Lease, prior to this Amendment)

      (c) The parties hereto acknowledge and agree that, commencing on the New Rent Commencement Date, (i) the Tenant’s Building Share (as set forth in Section 5.1(e) of the Original Lease) shall mean 17.52% (27,893 rsf/159,165 rsf) and (ii) the Tenant’s Project Share (as set forth in Section 5.1(f) of the Original Lease) shall mean 4.31% (27,893 rsf/647,229 rsf).

      (d) Additional Expense Exclusions. In connection with the amendments to the Lease set forth in Section 1.5(e), below, it is hereby agreed that, from and after the Execution Date, for purposes of determining amounts payable by Tenant under Article 5 of the Original Lease (as amended hereby), (i) no portion of the Building Utility Costs (defined below) shall be included in Building Operating Expenses and (ii) no portion of the Project Utility Costs (defined below) be included in Building Expenses.

      (e) Utility Costs. Notwithstanding anything to the contrary in the Lease, commencing on the New Rent Commencement Date, Tenant’s pro rata share of all Utility Costs (defined below) allocable to the Premises shall be billed by Landlord to Tenant as a separate cost item (rather than as part of Building Expenses and Project Expenses). Accordingly, the parties hereto agree that commencing on the New Rent Commencement Date and continuing through the Extended Term, in addition to paying Rent and Tenant’s Building Share and Tenant’s Project Share of Building Expenses and Project Expenses allocable to the Premises, Tenant shall pay to Landlord, as Additional Charges, Tenant’s pro rata share of Utility Costs. Tenant’s pro rata share of Utility Costs shall be payable on a monthly basis, on the first day of each calendar month, in an amount reasonably estimated by Landlord (and as of the date hereof, Landlord’s estimate of amounts payable by Tenant for its pro rata share of Utility Costs is $2.76 per rentable square foot per annum (i.e., approximately $0.23 per rentable square foot per month). Landlord may, from time to time, by written notice to Tenant, revise its estimate for the Tenant’s pro rata share of Utility Costs, and thereafter all subsequent payments by Tenant under this Section 1.5(e) shall be based on such revised estimate. Subject to applicable Laws, all decisions with respect to Utility Services and the costs thereof, including, without limitation, with respect to the method and manner by which all Utility

Services shall be billed and provided in the Building and the Project, the allocation of the costs of Utility Services between Building Utility Costs (defined below), Project Utility Costs (defined below) and other buildings of the Project and the allocation of the cost of Utility Services (defined below) between tenants or occupants of the Project (including, without limitation, based upon studies which allocate utility usages among the tenants or occupants of the Building or the Project based upon the estimated use by the respective tenants or occupants), shall be made by Landlord in good faith, acting consistently with Institutional Owner Practices (defined below); provided that, in no event shall Tenant be responsible for any Utility Costs that are attributable to any Utility Services provided to any other Tenant within the Building or Project (which is simultaneously not being provided to Tenant). Notwithstanding anything to the contrary in this Section 1.5, Landlord shall have the right at any time, upon not less than thirty (30) days prior written notice to Tenant, to separately meter the Premises (or any portion thereof) for any of Tenant’s utilities, and thereafter Tenant shall pay to Landlord as Additional Charges the cost of such Utility Services provided to the Premises (or the applicable portion thereof) as reflected by such meter, and such amounts as are so paid by Tenant to Landlord for such Utility Services shall, for purposes hereof, not be included in Building Expenses (or Project Expenses) or Utility Costs. As used herein, (i) “Utility Costs” means the sum of Building Utility Costs and Project Utility Costs, (ii) “Building Utility Costs” means the cost of providing Utility Services to the Building; provided, however, that Building Utility Costs shall be adjusted by Landlord for each expense year during which actual occupancy of the Building is less than one hundred percent (100%) of the Rentable Area of the Building in accordance with sound accounting principles, to reflect one hundred percent (100%) occupancy of the existing rentable area of the Building during such period, (iii) “Project Utility Costs” means the cost of providing Utility Services to the Project (other than to any building included in the Project); provided, however, that Project Utility Costs shall be adjusted by Landlord for each expense year during which actual occupancy of the Project is less than one hundred percent (100%) of the Rentable Area of the Project in accordance with sound accounting principles, to reflect one hundred percent (100%) occupancy of the existing rentable area of the Project during such period, (iv) “Utility Services” means, all utilities provided to the Building or Project, including, without limitation, electricity, fuel, gas, water and similar utility services, and (v) “Institutional Owner Practices” means practices which are consistent with the practices of the majority of the institutional owners of institutional grade first-class office projects in San Diego County, California.

1.6 Landlord’s Construction of the Fifth Amendment Tenant Improvements; Condition of the Premises; Coordination of Construction.

      (a) Landlord’s sole construction obligation in connection with this Amendment is as set forth in the Work Letter. The parties acknowledge that except as specifically provided otherwise in the Work Letter (or in this Amendment), Landlord shall have no obligation, (i) to make any improvements, alterations or other modifications to the Suite 310 Premises or the Second Floor Premises, or (ii) to provide Tenant any allowance, rent credit or abatement in connection with Tenant’s entering into this Amendment.

      (b) Landlord shall cause the Fifth Amendment Tenant Improvements to be constructed in the following order, (i) first, the Suite 310 Tenant Improvements (defined below) and (ii) second, the Second Floor Tenant Improvements (defined below). As used herein, (A) “Suite 310 Tenant Improvements” means the Fifth Amendment Tenant Improvements to be constructed in the Suite 310 Premises pursuant to the Work Letter and (B) “Second Floor Tenant Improvements” means the Fifth Amendment Tenant Improvements to be constructed in the Second Floor Premises pursuant to the Work Letter.

      (c) For purposes of coordinating and facilitating the construction by Landlord of the Fifth Amendment Tenant Improvements, Landlord shall permit Tenant to occupy and use the Suite 310 Premises during the period (the “Suite 310 Beneficial Occupancy Period”) after the Suite 310 Substantial Completion Date (defined below) and prior to the New Rent Commencement Date. During the Suite 310 Beneficial Occupancy Period, each and every term of the Lease (as amended hereby) shall apply to Tenant’s use and occupancy of the Suite 310 Premises (and for the avoidance of doubt, the parties hereto acknowledge and agree that, notwithstanding Tenant’s use and occupancy of the Suite 310 Premises prior to the New Rent Commencement Date, (A) Tenant’s obligation to pay Rent with respect to the Premises shall, at all times prior to the New Rent Commencement Date, be governed by Sections 1.4(a) and 1.5(b) above and (B) as provided in Section 1.5(b) above, neither Tenant’s Building Share nor Tenant’s Project Share shall be modified prior to the New Rent Commencement Date. As used herein the “Suite 310 Substantial Completion Date” means the date upon which Substantial Completion of the Suite 310 Tenant Improvements occurs.

      (d) In consideration of Landlord’s agreement (as set forth above) to allow Tenant to occupy and use the Suite 310 Premises during the Suite 310 Premises Beneficial Occupancy Period, for purposes of coordinating and facilitating the construction by Landlord of the Fifth Amendment Tenant Improvements, Tenant hereby agrees, promptly following the Suite 310 Substantial Completion Date and continuing through the Second Floor Substantial Completion Date, Tenant shall vacate a portion of the Second Floor Premises to be reasonably and jointly designated by Landlord and Tenant. As used herein, “Second Floor Substantial Completion Date” means the date upon which Substantial Completion of the Second Floor Tenant Improvements occurs.

      (e) The parties hereto acknowledge and agree that Tenant shall remain in occupancy of the Premises (or portions thereof) during the construction of the Fifth Amendment Tenant Improvements, that Landlord’s construction of the Fifth Amendment Tenant Improvements within the Premises (or portions thereof) shall not be deemed a constructive eviction of Tenant and that, during the construction of the Fifth Amendment Tenant Improvements, there may be a loss of utility services to Premises (or portions thereof) and that from time to time during construction of the Fifth Amendment Tenant Improvements, Landlord may turn off some or all of the utilities services to the Premises (or portions thereof) at reasonable times, upon at least forty-eight (48) hours prior written notice (or at any time and with no prior notice with respect to any portion of the Premises which, at such time, is not occupied by Tenant), and Tenant acknowledges and agrees that neither Landlord nor its contractor shall be liable for any damage to, loss of or interference with Tenant’s equipment or operations in the Premises on account of the construction of the Fifth Amendment Tenant Improvements. Landlord shall use commercially reasonable efforts, consistent with Institutional Owner Practices, to (i) if required to turn off utility services to the Premises, to use commercially reasonable efforts to turn such services off during non-business hours, (ii) minimize any adverse impact on Tenant’s use of and access to the Premises and Tenant’s business operations in the Premises in connection with Landlord’s construction of the Fifth Amendment Tenant Improvements, and (iii) in the event of any loss of utility services to the Premises in connection with the construction of the Tenant Improvements, to restore such utility services as promptly as practicable. Tenant hereby acknowledges and agrees that the Fifth Amendment Tenant Improvements together with any other improvements, modifications or alterations performed by Tenant during the Term (as extended hereby) shall be subject to the provisions of the Lease.

1.7 Additional Allowance. Landlord agrees that, subject to the terms and conditions of this Section 1.7, Landlord shall provide an additional allowance (the “Additional Allowance”) in an amount equal to $436,246.52, in immediately available funds by wire transfer (to coordinates to be provided by Tenant) on or before December 27, 2006. In the event that (a) Landlord fails to deliver to Tenant the Additional Allowance payable to Tenant hereunder on or before December 27, 2006, (b) Tenant provides Landlord with notice of such failure (c) and such failure continues through the earlier to occur of (i) 4:30 p.m. on December 29, 2006 or (ii) the end of the second business day following the date of such notice, then at the election of Tenant exercisable by delivery of notice to Landlord, this Amendment shall be null and void. The Additional Allowance shall be payable by Landlord to Tenant upon Landlord’s execution and delivery of this Amendment. The Additional Allowance may be used by Tenant for improvement of the Premises or any other purpose desired by Tenant.

1.8 Intentionally Omitted

1.9 Additional Amendments to Lease.

      (a) Amendment of Original Lease Section 6.1 (Security Deposit). Section 6.1 of the Original Lease is hereby amended by inserting the following at the end of that Section: “Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of Law, now or hereinafter in force, which restricts the amount or types of claim that a landlord may make upon a security deposit or imposes upon a landlord (or its successors) any obligation with respect to the handling or return of security deposits.”

      (b) Amendment of Section 16 (Insurance). Section 16 of the Lease is hereby amended as described in Exhibit “C” attached hereto.

      (c) Addition of Section 17.5 (Exclusive Remedy). A new Section 17.5 is hereby added to the Original Lease as follows:

“17.5 Exclusive Remedy. This Article 17 shall be Tenant’s sole and exclusive remedy in the event of a taking. Each party hereby waives the provisions of Sections 1265.130 and 1265.150 of the California Code of Civil Procedure and the provisions of any successor or other law of like import.”

      (d) Amendment of Section 20.5 (Events of Default By Landlord). Section 20.5 of the Original Lease is hereby amended by inserting the following at the end of that Section: “Subject to the remaining provisions of this Lease, following the occurrence of any such default, Tenant shall have the right to pursue any remedy available under Law for such default by Landlord; provided, however, that in no case shall Tenant have any right to terminate this Lease on account of any such default.”

      (e) Updated Addresses. Landlord’s addresses for notices and payments of Rent and Additional Charges are hereby updated in accordance with Exhibit “D” attached hereto.

      (f) Parking. Effective as of the New Rent Commencement Date, Tenant shall have the right to lease from Landlord Ninety-Eight (98) unreserved parking privileges at no charge to Tenant during the Extended Term. Subject to availability, as determined by Landlord in its non-discriminatory, good faith discretion, Landlord will provide Tenant with additional unreserved parking privileges at the Project.

2. Confidentiality. Tenant agrees that (i) the terms and provisions of the Lease as amended by this Amendment (collectively, “Terms and Provisions”), are confidential and constitute proprietary information of Landlord and (ii) it shall not disclose, and it shall cause its partners, officers, directors, shareholders, employees, brokers and attorneys to not disclose (unless required by law (including, without limitation, under any SEC requirements) and/or a court of competent jurisdiction) any of the Terms and Provisions to any other person (except its attorneys) without first obtaining the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion; provided, however that Landlord shall not unreasonably withhold its consent with respect to a request by Tenant to disclose the Terms and Provisions to Tenant’s representatives, agents and lenders for any good faith business purpose of Tenant (where such disclosure is reasonably limited to the extent of such good faith business purpose). Other than as consented to in writing by Landlord pursuant to this Section 2, the disclosure of the Terms and Provisions by Tenant or any of Tenant’s employees or agents to any other person shall constitute a breach of the Lease.

3. Brokers. Tenant warrants and represents to Landlord that Tenant has had no dealings with any brokers or agents in negotiating and consummating this Amendment, except for Maguire Properties, L.P., representing Landlord (“Broker”). Except for Broker, Tenant and Landlord shall each indemnify, defend and hold the other party free and harmless against any claim, cost, obligation, damage, liability or expense (including attorney’s fees) suffered or incurred by the other party by reason of any claim asserted by any other broker or party in connection with this Amendment.

4. Execution and Enforcement.

      4.1 Limitation of Liability

            (a) Landlord’s Lease Undertakings. Notwithstanding anything to the contrary contained in this Amendment, the Lease or in any exhibits, riders or addenda hereto attached (collectively the “Lease Documents”), it is expressly understood and agreed by and between the parties hereto that: (i) the recourse of Tenant or its successors or assigns against Landlord (and the liability of Landlord to Tenant, its successors and assigns) with respect to (A) any actual or alleged breach or breaches by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents or (B) any matter relating to Tenant’s occupancy of the Premises (collectively, “Landlord’s Lease Undertakings”) shall be limited solely to an amount equal to the lesser of (x) Landlord’s equity interest in Building 1 and (y) the equity interest Landlord would have in Building 1 if Building 1 were encumbered by independent secured financing equal to eighty percent (80%) of the value of Building 1; (ii) Tenant shall have no recourse against any other assets of Landlord or its officers, directors or shareholders; and (iii) except to the extent of Landlord’s interest in Building 1, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord or Maguire Properties, L.P., or against any of their respective directors, officers, shareholders, members, employees, agents, constituent partners, beneficiaries, trustees or representatives, and (iv) at no time shall Landlord be responsible or liable to Tenant for any lost profits, lost economic opportunities or any form of consequential damage as the result of any actual or alleged breach by Landlord of Landlord’s Lease Undertakings.

            (b) Notwithstanding anything to the contrary contained in the Lease Documents, it is expressly understood and agreed by and between the parties hereto that no personal liability or personal responsibility of any sort with respect to any of Tenant’s obligations under the Lease or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Tenant’s directors, officers, shareholders, members, employees, agents, constituent partners, beneficiaries, trustees or representatives.

      4.2 Authority. Each individual executing this Amendment on behalf of Tenant and Landlord hereby covenants and warrants that the respective party has full right and authority to enter into this Amendment and that the person signing on behalf of such party is authorized to do so.

      4.3 Entire Agreement; Remainder of Lease to Continue in Effect. The Lease, as amended by this Amendment, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment. No prior agreement, understanding, or representation pertaining to any such matter shall be effective for any purpose. Except as amended hereby, the Lease, as hereby amended, shall in all other particulars, terms and conditions remain in full force and effect and is hereby ratified and confirmed by the parties hereto; in the event of any inconsistency between said Lease, as amended, and this Amendment, the provisions of this Amendment shall prevail. It is acknowledged that no changes other than those herein specifically set forth have been made.

      4.4 Counterparts. This Amendment may be executed in counterparts each of which shall be deemed as an original, but all of which taken together shall constitute one and the same document.

      4.5 Governing Law; Attorneys Fees. The parties hereby agree that (a) the Lease, as amended hereby, shall be governed by and construed in accordance with the laws of the State of California (without regard to its conflict of laws principles) and (b) that the terms and conditions of Section 30.17 shall apply to this Amendment.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.

LANDLORD:

MAGUIRE PROPERTIES-SAN DIEGO TECH CENTER, LLC,
a Delaware limited liability company

By:	MAGUIRE MACQUARIE OFFICE, LLC,
a Delaware limited liability company,
its Sole Member and Manager

By:	MAGUIRE MO MANAGER, LLC,
a Delaware limited liability company,
its non-member manager

By:	MAGUIRE PROPERTIES, L.P.,
a Maryland limited partnership,
its Sole Member

By:	MAGUIRE PROPERTIES, INC.,
a Maryland corporation,
its General Partner

By: __________________________

Print Name: ____________________

Title: _________________________

TENANT:

KINTERA, INC.,
a Delaware corporation

By:

Name:

Its:

By:

Name:

Its:

EXHIBIT “A-1”

DEPICTION OF THE SECOND FLOOR PREMISES

EXHIBIT “A-2”

DEPICTION OF THE SUITE 310 PREMISES

EXHIBIT “B”

WORK LETTER

[attached]

Exhibit “C”

UPDATED INSURANCE REQUIREMENTS

Section 16 of the Lease is hereby amended as follows.

1.	Property Insurance Requirements. Section 16.1 of the Lease is hereby deleted in its entirety and the following is inserted in place thereof:

“16.1 Property Insurance.

(a) At all times during the Term of this Lease, Tenant shall procure and maintain, at its sole expense, “All-Risk” (and to the extent required by Landlord and consistent with Institutional Owner Practices, sprinkler leakage and/or flood) property insurance, in an amount not less than one hundred percent (100%) of replacement cost covering (i) all leasehold and tenant improvements in and to the Premises (including, without limitation, any existing leasehold improvements, and any Alterations); (ii) all floor and wall coverings; and (iii) Tenant’s office furniture, business and personal trade fixtures, equipment, furniture system and other personal property from time to time situated in the Premises. The proceeds of such insurance shall be used for the repair and replacement of the property so insured, except that if not so applied or if this Lease is terminated following a casualty, the proceeds applicable to the leasehold improvements shall be paid to Landlord and the proceeds applicable to Tenant’s personal property shall be paid to Tenant.

(b) At all times during the Term of this Lease, Tenant shall procure and maintain business interruption insurance in such amount as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against in Section 16.1(b) for a period of not less than twelve (12) months.”

2.	Liability Insurance Requirements. Section 16.2 of the Original Lease is hereby amended inserting the following in the fourth (4th) line of that Section after the first occurrence of “($1,000,000)” in the fourth line of that Section:

“per occurrence and a general aggregate limit of at least $2,000,000, and Tenant shall provide in addition excess liability insurance on a following form basis, with overall limits of at least $5,000,000”.

3.	Mutual Waiver of Subrogation. The following as added to the Lease as a new Section 16.6 of the Original Lease:

“16.6 Waiver of Subrogation. Landlord and Tenant each hereby releases the other, and waives its entire right of recovery against the other for any direct or consequential loss or damage arising out of or incident to the perils covered by the property insurance policy or policies carried by, or required to be carried by, the waiving party pursuant to this Lease (including deductible amounts), whether or not such damage or loss may be attributable to the negligence of either party or their agents, invitees, contractors, or employees. Each insurance policy carried by either Landlord or Tenant in accordance with this Lease shall include a waiver of the insurer’s rights of subrogation to the extent necessary.”

EXHIBIT “D”

UPDATED ADDRESSES

1.	Basic Lease Term Number 11 of the Original Lease is hereby deleted in its entirety and the following inserted in place thereof:

“11. Notices to Landlord shall be sent to:

Maguire Properties-San Diego Tech Center, LLC

c/o Maguire Properties, L.P.

333 South Grand Avenue, Suite 400

Los Angeles, California 90071

Attn: Senior Vice President Leasing

With a copy to:

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street, 25th Floor

Los Angeles, CA 90071-2228

Attn: Patrick A. Ramsey, Esq.

FAX: (213) 627 0705

Landlord’s Address for Payments shall be:

Maguire Properties – San Diego Tech Center, LLC

Unit F

P.O. Box 51919

Los Angeles, California 90051-6219

If by wire transfer:

U.S. Bank, San Diego Main Branch,

600 W Broadway #100, San Diego, CA 92101

ABA #: 122-235-821

Account #: 153454490720

Account Name: Maguire Properties-San Diego Tech Center, LLC Lockbox

Reference: Kintera/Building 1”